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                                                                    EXHIBIT 99.1

NEWS RELEASE                                              GROUP 1 AUTOMOTIVE INC



                                      950 Echo Lane, Suite 100 Houston, TX 77024
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
  AT GROUP 1:                   Chairman, President and CEO      B.B. Hollingsworth, Jr.     (713) 647-5700
                                EVP, CFO and Treasurer           Scott L. Thompson           (713) 647-5700
                                Manager, Investor Relations      Kim Paper                   (713) 647-5700

  AT Thomson Financial/Carson:  Investor Relations               Jeffrey T. O'Keefe          (212) 807-5086
                                Media Relations                  Alecia Pulman               (212) 807-5094
------------------------------------------ ------------------------------------------------------------------
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FOR IMMEDIATE RELEASE
THURSDAY, JULY 25, 2002


       GROUP 1 POSTS 36 PERCENT INCREASE IN NET INCOME FOR SECOND QUARTER;
             RECORD RESULTS FOR QUARTER AND FIRST SIX MONTHS OF 2002

              19TH CONSECUTIVE QUARTER OF DOUBLE-DIGIT EPS GROWTH;
             2002 EARNINGS GUIDANCE CONFIRMED WITH TIGHTENED RANGE;
           THREE ACQUISITIONS COMPLETED, THREE NEW FRANCHISES GRANTED


HOUSTON, JULY 25, 2002--GROUP 1 AUTOMOTIVE, INC. (NYSE: GPI), a Fortune 500 specialty retailer, today reported a 36.0 percent increase in net income for the second quarter ended June 30, 2002. Net income was up 48.0 percent for the first six months of 2002. This is the 19th consecutive quarter of double-digit earnings per share growth on a year-over-year basis.

HIGHLIGHTS:
o  SECOND-QUARTER NET INCOME UP 36.0 PERCENT TO $19.1 MILLION
o  SECOND-QUARTER DILUTED EPS INCREASED 14.7 PERCENT TO $0.78
o  SIX-MONTH NET INCOME INCREASED 48.0 PERCENT TO $34.6 MILLION
o  SIX-MONTH DILUTED EPS UP 23.5 PERCENT TO $1.42
o  OPERATING MARGIN ROSE FOR SECOND QUARTER AND SIX MONTHS

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                    SUMMARY RESULTS OF OPERATIONS (UNAUDITED)
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                     THREE MONTHS ENDED         SIX MONTHS ENDED
                                          JUNE 30,                  JUNE 30,
                                    ----------------------    ----------------------
                                       2002         2001         2002         2001
                                    ---------    ---------    ---------    ---------
     REVENUES                       $ 1,033.1    $ 1,006.6    $ 1,979.2    $ 1,935.4
     GROSS PROFIT                   $   160.8    $   153.8    $   312.3    $   295.7
     INCOME FROM OPERATIONS         $    37.2    $    34.3    $    69.0    $    62.8
     NET INCOME                     $    19.1    $    14.1    $    34.6    $    23.4
     DILUTED EARNINGS PER SHARE     $    0.78    $    0.68    $    1.42    $    1.15

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"I am pleased to announce this record second-quarter performance during a turbulent economic environment," said B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer. "Even with a less robust U.S. automobile market during the first half of this year, we responded by producing solid earnings per share growth. This quarter's performance marks 19 consecutive periods of double-digit quarterly earnings per share growth on a year-over-year basis."

RECORD RESULTS FOR THE SECOND QUARTER

For the second quarter ended June 30, 2002, revenues grew 2.6 percent to over $1.03 billion from $1.01 billion for the same period last year. New vehicle revenues grew 3.5 percent on a unit sales increase of 2.6 percent. Used vehicle revenues declined by 1.6 percent on a unit sales decrease of 4.7 percent. Parts and service and finance and insurance revenues grew 7.4 percent and 12.1 percent, respectively.

Net income increased 36.0 percent to $19.1 million from $14.1 million, while diluted earnings per share grew 14.7 percent to $0.78 from $0.68 a year ago. Earnings per share was impacted by the Company's successful equity offering in the fourth quarter of 2001. Average diluted shares outstanding increased 18.3 percent to 24.5 million.

Gross margin for the quarter increased to 15.6 percent compared with 15.3 percent during the year-ago period as parts and service and finance and insurance revenues grew more rapidly than vehicle revenues, which carry lower margins. Income from operations rose to $37.2 million from $34.3 million, an 8.6 percent increase. Operating margin was 3.6 percent compared with 3.4 percent during the year-ago period. Floorplan interest expense declined to 0.4 percent of revenues from 0.8 percent of revenues for the same period last year, as interest rates fell and the Company reduced the leverage on its inventory.

"Our solid execution produced another billion-dollar revenue quarter," Hollingsworth said. "We continue to demonstrate our strength as a specialty retailer and the importance of having diverse revenue streams." Hollingsworth noted that from a brand standpoint, Toyota, Lexus, Honda and General Motors were among the strongest performers.

SOLID PERFORMANCE FOR SIX MONTHS

For the first six months of 2002, revenues reached $2.0 billion, a 2.3 percent increase from $1.9 billion for the same period last year. New vehicle revenues grew 3.0 percent on a 1.5 percent increase in unit sales. Used vehicle revenues fell 2.2 percent on a unit sales decline of 3.4 percent. Parts and service and finance and insurance revenues grew 7.8 percent and 13.0 percent, respectively. Diluted earnings per share increased 23.5 percent to $1.42 on net income of $34.6 million, compared with $1.15 per diluted share on net income of $23.4 million, for the first six months of 2001.

Year-to-date gross margin for 2002 increased to 15.8 percent compared with 15.3 percent in the 2001 period. The shift in merchandising mix that impacted gross margin in the second quarter had a similar effect on the six-month period. Income from operations rose 9.9 percent to $69.0 million from $62.8 million, and the operating margin expanded to 3.5 percent compared with 3.2 percent last year.

ACQUISITIONS FUEL GROWTH

Group 1 also reported that it has completed the previously announced tuck-in acquisitions of a Nissan dealership in the Houston market with annual revenues of $50 million, and a BMW, Buick, Jeep dealership in Tulsa, Okla., with annual revenues of $80 million. The Nissan dealership has become part of the Sterling McCall Automotive Group, which now consists of seven dealerships, including the second largest Toyota

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GROUP 1 AUTOMOTIVE, INC.
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dealership in the nation. The BMW, Buick, Jeep dealership has joined the Bob
Howard Auto Group, now consisting of 10 dealerships in Oklahoma, the largest group in that state.

Additionally, the Company reported it has completed the acquisition of a Nissan dealership in the Boston market, not previously announced, and has been granted three new franchises, including an additional Nissan franchise in the Boston market, a Ford franchise in the Pensacola, Fla., market and a Hummer franchise in the Tulsa, Okla., market. These franchises will be tucked into established operations. The Nissan dealerships will become part of the Ira Motor Group, with the newly granted franchise expected to be operational in late 2003. This brings the number of dealerships in the Ira platform to 10. The new franchise in Pensacola, Fla., will expand the Company's Ford presence in that market and is expected to open in the second quarter of 2003. The Hummer franchise, which was granted to the Company by General Motors Corporation, opened this quarter as part of the Company's Bob Howard platform. Once these dealerships are fully operational we expect they will generate approximately $120 million in annual revenues. The Company also completed the sale of a Ford franchise in Elgin, Texas, a small central Texas city. The dealership had annual revenues of $25 million. The Company fully realized its investment in the dealership.

"These tuck-in acquisitions augment our existing brands in major markets and are expected to increase operating efficiencies while our disposition allows us to exit a small market that is not consistent with our overall strategy", commented Hollingsworth.

2002 OUTLOOK CONFIRMED AND RANGE TIGHTENED

"We are very positive about our future prospects. Favorable interest rates combined with manufacturers' incentives and rebates, and more innovative products with shorter cycles, as well as the affordability of vehicles continue to attract customers to our dealerships. In addition, record sales levels the last few years have produced more automobiles and light trucks in operation, driving business to our higher-margin parts and service departments. We expect these positive business trends will continue for the balance of the year, and including a previously announced acquisition which has not closed, we are confirming and narrowing the range of our diluted earnings per share guidance for 2002 which, revised, is $2.75 to $2.85," commented Hollingsworth. Additionally, Hollingsworth pointed out that the earnings per share guidance for 2002 is after the $0.31 dilutive impact of the Company's 2001 fourth-quarter common stock offering and the $0.20 positive impact of the new accounting standard on goodwill amortization, and assumes that the announced acquisition is completed during the third quarter of 2002.

"We continue to focus on our operations while seeking to acquire new dealerships that meet our high standards," said Hollingsworth. Group 1 will seek additional platform and strategic tuck-in acquisitions in 2002, targeting to add dealerships with total aggregate revenues of at least $800 million. Year-to-date, the Company has acquired dealerships with $330 million of revenues and disposed of two underperforming dealerships with $48 million of revenues. The Company previously announced that it has agreed to acquire the Miller Auto Group in Los Angeles, with six dealerships and annual revenues of approximately $400 million. This new platform consists of two Honda franchises, and Toyota, Nissan, Infiniti and Mitsubishi franchises in this major market for imported vehicles. It is expected this acquisition will close in the third quarter of 2002.

SECOND-QUARTER CONFERENCE CALL

Group 1 will hold a conference call to discuss second-quarter results at 10:00 a.m. EDT on Thursday, July 25, 2002. The call can be accessed live and will be available for replay over the Internet via www.vcall.com, or through Group 1's website, www.group1auto.com.


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GROUP 1 AUTOMOTIVE, INC.
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ABOUT GROUP 1 AUTOMOTIVE, INC.

Upon completion of the previously announced acquisition, Group 1 will own 72 automotive dealerships comprised of 109 franchises, 29 different brands, and 24 collision service centers located in Texas, Oklahoma, Florida, Georgia, New Mexico, Colorado, Louisiana, Massachusetts and California. Through its dealerships and Internet sites, the Company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.


     GROUP 1 AUTOMOTIVE CAN BE REACHED ON THE INTERNET AT WWW.GROUP1AUTO.COM



This press release contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things:

      o   earnings per share for the year ending 2002

      o   the completion of pending and future acquisitions

      o business trends, including incentives, product cycles and interest rates



Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results in the forward-looking statements for a number of reasons, including:

      o the future economic environment, including consumer confidence, interest rates, and manufacturer incentives, may affect the demand for new and used vehicles and parts and service sales

      o regulatory environment, adverse legislation, or unexpected litigation

      o our principal automobile manufacturers, especially Ford, Toyota and GM, may not continue to produce or make available to us vehicles that are in high demand by our customers

      o requirements imposed on us by automobile manufacturers may affect our acquisitions and capital expenditures related to our dealership facilities

      o our dealership operations may not perform at expected levels or achieve expected improvements

      o we may not achieve expected future cost savings and our future costs could be higher than we expected

      o   our cost of financing could increase significantly

      o new accounting standards could materially impact our reported earnings per share

      o pending acquisitions may not be completed due to failure to satisfy closing conditions

      o   we may not reach agreement with additional acquisition candidates


This information and additional factors that could affect our operating results and performance are described in our Form 10-K for the year ended December 31, 2001.

All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.


                           FINANCIAL TABLES TO FOLLOW


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                            GROUP 1 AUTOMOTIVE, INC.
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                      THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                           JUNE 30,                             JUNE 30,
                                                 ------------- -- -------------     -------------- --- --------------
                                                     2002             2001              2002               2001
                                                 -------------    -------------     --------------     --------------
REVENUES:
New vehicles                                        $613,355         $592,897        $1,164,027          $1,130,339
Used vehicles                                        284,940          289,702           552,199             564,360
Parts & service                                       95,511           88,910           187,202             173,681
Finance & insurance, net                              39,298           35,062            75,750              67,055
                                                 -------------    -------------     --------------     --------------
            Total revenues                         1,033,104        1,006,571         1,979,178           1,935,435

COST OF SALES:
New vehicles, net of floorplan assistance            568,006          547,091         1,077,957           1,045,163
Used vehicles                                        262,504          266,345           506,338             517,180
Parts & service                                       41,831           39,314            82,611              77,343
                                                 -------------    -------------     --------------
                                                                                                       --------------
           Total cost of sales                       872,341          852,750         1,666,906           1,639,686

Gross Profit                                         160,763          153,821           312,272             295,749

SELLING, GENERAL AND
    ADMINISTRATIVE EXPENSES                          120,773          115,303           237,650             224,498
                                                 -------------    -------------     --------------     --------------

Income from operations before non-cash charges        39,990           38,518            74,622              71,251

DEPRECIATION AND
    AMORTIZATION EXPENSE                               2,785            4,253             5,621               8,484
                                                 -------------    -------------     --------------     --------------

Income from operations                                37,205           34,265            69,001              62,767

OTHER INCOME (EXPENSE):
Floorplan interest expense                            (4,342)          (7,830)           (8,732)            (17,137)
Other interest expense, net                           (2,452)          (3,722)           (5,191)             (7,922)
Other income (expense), net                              (35)             (18)             (110)                 20
                                                 -------------    -------------     --------------     --------------

INCOME BEFORE INCOME TAXES                            30,376           22,695            54,968              37,728

PROVISION FOR INCOME TAXES                            11,239            8,625            20,338              14,337
                                                 -------------    -------------     --------------     --------------

NET INCOME                                           $19,137          $14,070           $34,630             $23,391
                                                 =============    =============     ==============     ==============

Basic earnings per share                               $0.83            $0.72             $1.50               $1.19
Diluted earnings per share                             $0.78            $0.68             $1.42               $1.15

Weighted average shares outstanding:
          Basic                                   23,111,843       19,479,775        23,011,086          19,585,027
          Diluted                                 24,503,067       20,719,924        24,322,647          20,365,291

OTHER DATA:
Gross margin                                           15.6%            15.3%             15.8%               15.3%
Operating margin                                        3.6%             3.4%              3.5%                3.2%
Pretax income margin                                    2.9%             2.3%              2.8%                1.9%
EBITDA                                               $39,955          $38,500           $74,512             $71,271

Retail new vehicles sold                              23,486           22,884            44,255              43,610
Retail used vehicles sold                             16,221           17,028            32,380              33,528
                                                 -------------    -------------     --------------     --------------
          Total retail sales                          39,707           39,912            76,635              77,138
                                                 -------------    -------------     --------------     --------------
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GROUP 1 AUTOMOTIVE, INC.
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                            GROUP 1 AUTOMOTIVE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
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
                                                              JUNE 30,                DECEMBER 31,
                                                                2002                     2001
                                                           --------------           ---------------
                                                             (unaudited)               (audited)
ASSETS:
Current assets:
  Cash and cash equivalents                                     $152,763                 $147,212
  Inventories                                                    519,073                  454,961
  Other assets                                                    69,847                   59,759
                                                           --------------            -------------
       Total current assets                                      741,683                  661,932
                                                           --------------            -------------

Property, plant and equipment                                     94,569                   83,011
Intangible assets                                                297,126                  282,527
Other assets                                                      37,025                   26,955
                                                           --------------            -------------
       Total assets                                           $1,170,403               $1,054,425
                                                           ==============            =============


LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Floorplan notes payable                                       $434,537                 $364,954
  Other interest-bearing liabilities                               1,611                    1,687
  Accounts payable and accrued expenses                          145,650                  140,578
                                                           --------------            -------------
       Total current liabilities                                 581,798                  507,219
                                                           --------------            -------------

Debt                                                              88,415                   95,499
Other liabilities                                                 37,159                   30,758
                                                           --------------            -------------
       Total liabilities before deferred revenues                707,372                  633,476
                                                           --------------            -------------

Deferred revenues                                                 29,235                   28,706
Stockholders' equity                                             433,796                  392,243
                                                           --------------            -------------
       Total liabilities and stockholders' equity             $1,170,403               $1,054,425
                                                           ==============            =============

OTHER DATA:

Working capital                                                 $159,885                 $154,713

Current ratio                                                       1.27                     1.31

Long-term debt to capitalization                                     17%                      20%

Last 12 months return on average equity                            18.7%                    19.3%
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